Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DETERMINATION OF PREFERENCES

OF

7.375% CUMULATIVE PREFERRED STOCK, SERIES O

OF

PS BUSINESS PARKS, INC.

Joseph D. Russell, Jr. and Stephanie Heim do hereby certify:

1. They are the Chief Executive Officer and President and Assistant Secretary, respectively, of PS BUSINESS PARKS, INC., a California corporation (the “Corporation”).

2. The name of the corporation is PS BUSINESS PARKS, INC., and it is a California corporation.

3. The instrument being corrected is entitled “CERTIFICATE OF DETERMINATION OF PREFERENCES OF 7.375% CUMULATIVE PREFERRED STOCK, SERIES O OF PS BUSINESS PARKS, INC.” and said instrument was filed with the Secretary of State of the State of California on May 22, 2006.

4. Paragraph “(1)” under “(a) Dividend Rights” of the RESOLUTION OF THE BOARD OF DIRECTORS OF PS BUSINESS PARKS, INC. ESTABLISHING A SERIES OF 7.375% CUMULATIVE PREFERRED STOCK, SERIES O attached to, and incorporated by reference into, said Certificate of Determination, as corrected, should read in its entirety as follows:

(1) Dividends shall be payable in cash on the shares of this Series when, as and if declared by the Board of Directors, out of funds legally available therefor: (i) for the period (the “Initial Dividend Period”) from the Deemed Original Issue Date (as defined below) to but excluding October 1, 2006, and (ii) for each quarterly dividend period thereafter (the Initial Dividend Period and each quarterly dividend period being hereinafter individually referred to as a “Dividend Period” and collectively referred to as “Dividend Periods”), which quarterly Dividend Periods shall be in four equal amounts and shall commence on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Period Commencement Date”), commencing on October 1, 2006, and shall end on and include the day next preceding the next Dividend Period Commencement Date, at a rate per annum equal to 7.375% of the $25,000 per share stated value thereof (the “Dividend Rate”). Dividends on each share of this Series shall be cumulative from the Deemed Original Issue Date of such share and shall be payable, without interest thereon, when, as and if declared by the Board of Directors, on or before March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2006 or, in the case of shares of this Series with a Deemed Original Issue Date after September 30, 2006, the first such dividend payment date following such Deemed Original Issue Date; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a “Non-Business Day”), then the payment date shall be the next succeeding day which is not a Non-Business Day. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date, not more than 45 days nor less than 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than 45 days nor less than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. After full cumulative dividends on this Series have been paid or declared and funds therefor set aside for payment, including for the then current Dividend Period, the holders of shares of this Series will not be entitled to any further dividends with respect to that Dividend Period.

“Deemed Original Issue Date” means (a) in the case of any share which is part of the first issuance of shares of this Series or part of a subsequent issuance of shares of this Series prior to October 1, 2006, the date of such first issuance or subsequent issuance, as the case may be, and (b) in the case of any share which is part of a subsequent issuance of shares of this Series on or after October 1, 2006, the later of (x) October 1, 2006 and (y) the latest Dividend Period Commencement Date which precedes the date of issuance of such share and which succeeds the last Dividend Period for which full cumulative dividends have been paid; provided that, in the case of any share which is part of a subsequent issuance, the date of issuance of which falls between (i) the record date for dividends payable on the first succeeding dividend payment date and (ii) such dividend payment date, the “Deemed Original Issue Date” means the date of the Dividend Period Commencement Date that immediately follows the date of issuance.

5. This certificate does not alter the wording of any resolution or written consent which was in fact adopted by the Board or the shareholders.

IN WITNESS WHEREOF, the undersigned have executed this certificate this 10th day of August, 2006.

/s/ Joseph D. Russell, Jr.
Joseph D. Russell, Jr., Chief Executive Officer & President

/s/ Stephanie Heim
Stephanie Heim, Assistant Secretary

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of his own knowledge.

Executed at Glendale, California on August 10, 2006.

/s/ Joseph D. Russell, Jr.
Joseph D. Russell, Jr.

/s/ Stephanie Heim
Stephanie Heim